Exhibit 10.1

SPRINT NEXTEL CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

(Effective January 1, 2007 and

Amended and Restated Effective January 1, 2008)

SPRINT NEXTEL CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

(Amended and Restated Effective January 1, 2008)

- i -

ARTICLE ONE

INTRODUCTION

1.01	Purpose of the Plan

The Sprint Nextel Corporation Change in Control Severance Plan (the “Plan”) provides primarily for severance compensation benefits for certain key employees following termination of employment in connection with and/or following a Change in Control. Given the level of acquisition and change in control activity in today’s business environment, the Board recognizes and understands that many key employees face uncertainty with respect to their job security. In addition, the Board believes that the concerns of key employees regarding a possible Change in Control transaction may cause them to consider career changes in an effort to assure financial security for themselves and their families. Consequently, the Corporation desires to increase the willingness of its key employees to remain with the Corporation (or its Subsidiaries) notwithstanding the employment uncertainties related to a possible Change in Control by providing certain economic benefits in the event of a Change in Control, thus allowing such key employees to make career decisions without undue time pressure and financial uncertainty.

The Plan is intended to provide severance compensation and benefits pursuant to the Plan if a Change in Control of the Corporation has occurred and the Participant’s employment is either (a) terminated by a Company without Cause or (b) voluntarily terminated by the Participant for Good Reason in accordance with the terms of this Plan. The purpose and intent of the Plan is to help the Corporation attract and retain key employees and reduce distractions resulting from a potential Change in Control. The Board has considered the effect that a Change in Control of the Corporation may have on key employees of the Corporation and its Subsidiaries, and has found that such a Plan is in the best interest of the Corporation and its stockholders.

Capitalized terms used throughout the Plan have the meanings set forth in Article Two, except as otherwise defined in the Plan or where the context clearly requires otherwise.

1.02	Plan Status

The Plan is intended to be a plan providing Severance Benefits following a Change in Control. The Plan is intended to be a top hat plan for a select group of management or highly compensated executives, subject only to the administration and enforcement provisions of ERISA.

1.03	Entire Plan

This document, including any Appendix hereto, and any documents incorporated herein by reference set forth the provisions of the Plan effective as of the date of this current amendment and restatement of the Plan.

1.04	Administration

The Human Capital and Compensation Committee of the Board (the “Compensation Committee”) shall administer the Plan; provided, however, that none of the members of the Compensation Committee will be a Participant. The powers and duties of the Compensation Committee in administering the Plan are set forth in Section 6.02.

ARTICLE TWO

DEFINITIONS

2.01	Defined Terms. For purposes of this Plan the following terms shall have the following meanings:

(a)	“Accounting Firm” means a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm (with experience in performing the calculations regarding the applicability Section 280G of the Code and of the tax imposed by Section 4999 of the Code) selected by the Corporation.

(b)	“Applicable Multiple” means the number specified under the heading “Applicable Multiple” on Appendix II for the Participant’s designated Severance Benefit Classification.

(c)	“Applicable Period” means the period specified under the heading “Applicable Period” on Appendix II for the Participant’s designated Severance Benefits Classification.

(d)	“Base Salary” means the annual base salary of any Participant, exclusive of any bonus, special pay or other benefits a Participant may receive, and for purposes of Article Four means such annual base salary in effect (i) on the date immediately preceding the date of the relevant Change in Control or (ii) on the date of the Participant’s termination of employment with a Company, whichever is higher.

(e)	“Board” means the Board of Directors of the Corporation.

(f)	“Business Transaction” has the meaning set forth in Section 2.01(h)(ii).

(g)	“Cause” means a termination of a Participant’s employment due to the Participant’s:

(i)	conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of the Participant’s employment with a Company;

(ii)	willful and continued failure to substantially perform his duties for a Company, after receiving written notice from or on behalf of such Company and having had a thirty (30) day opportunity to cure the deficiency;

(iii)	willful misconduct or gross negligence that results in material harm to a Company; or

(iv)	willful violation of the Corporation’s policies that results in material harm to a Company.

For purposes of this Plan, an act, or failure to act, shall not be deemed to be “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without a reasonable belief that the action or omission was in the best interests of a Company.

(h)	“Change in Control” means the occurrence of any of the following events:

(i)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the then-outstanding Voting Stock of the Corporation; except, that:

(A)	for purposes of this Section 2.01(h)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of Voting Stock of the Corporation directly from the Corporation that is approved by a majority of the Incumbent Directors, (2) any acquisition of Voting Stock of the Corporation by the Corporation or any Subsidiary, (3) any acquisition of Voting Stock of the Corporation by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, and (4) any acquisition of Voting Stock of the Corporation by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2.01(h)(ii);

(B)	if any Person becomes the beneficial owner of thirty percent (30%) or more of combined voting power of the then-outstanding Voting Stock of the Corporation as a result of a transaction or series of transactions described in clause (1) of Section 2.01(h)(i)(A) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Corporation representing one percent (1%) or more of the then-outstanding Voting Stock of the Corporation, other than as a result of (x) a transaction described in clause (1) of Section 2.01(h)(i)(A) above, or (y) a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of Voting Stock are treated equally then such subsequent acquisition shall be treated as a Change in Control;

(C)

a Change in Control will not be deemed to have occurred if a Person becomes the beneficial owner of thirty percent (30%) or more of the Voting Stock of the Corporation as a result of a reduction in the number of shares of Voting Stock of the Corporation outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of additional shares of Voting Stock of the Corporation representing one percent (1%) or more of the then-outstanding Voting Stock of the Corporation, other than as a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of Voting Stock are treated equally; and

(D)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of thirty percent (30%) or more of the Voting Stock of the Corporation inadvertently, and such Person divests as promptly as practicable, but no later than the date, if any, set by the Incumbent Directors a sufficient number of shares so that such Person beneficially owns less than thirty percent (30%) of the Voting Stock of the Corporation, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(ii)	the consummation of a reorganization, merger or consolidation of the Corporation with, or the acquisition of the stock or assets of the Corporation by, another Person, or similar transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Corporation outstanding immediately prior to such Business Transaction continues to represent, directly or indirectly, (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than fifty percent (50%) of the combined voting power of the then outstanding shares of Voting Stock or comparable equity interests of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Corporation, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iii)	during any consecutive eighteen (18) month period, more than thirty percent (30%) of the Board ceases to be comprised of Incumbent Directors; or

(iv)	consummation of a transaction that implements in whole or in part a resolution of the stockholders of the Corporation authorizing a sale of all or substantially all of Corporation’s assets or a complete liquidation or dissolution of the Corporation, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2.01(h)(ii).

(i)	“Chief Executive Officer” means the Chief Executive Officer of the Corporation.

(j)	“CIC Severance Protection Period” means the time period commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the 18-month anniversary of such date or (ii) the Participant’s death. A CIC Severance Protection Period shall also include the time period before the occurrence of a Change in Control for Participants who are subject to a Pre-CIC Termination with respect to the affected Participant.

(k)	“Code” means the Internal Revenue Code of 1986, as amended and the proposed, temporary and final regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(l)	“Company” means as the context requires, the Corporation, any Participating Employer, or any entity to which a Participant’s employment is transferred, at the direction of the Corporation, and with which the Corporation would be considered a single employer as described in the definition of Separation from Service.

(m)	“Compensation Committee” has the meaning set forth in Section 1.04.

(n)	“Corporation” means Sprint Nextel Corporation, a Kansas corporation, or any successor company.

(o)	“Director” means a member of the Board.

(p)	“Effective Date” means January 1, 2007.

(q)	“Employment Agreement” means any written employment agreement between a Company and a Participant.

(r)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(s)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(t)	“Excise Tax” shall mean, collectively, (i) the tax imposed by Section 4999 of the Code by reason of being “contingent on a change in ownership or control” of the Corporation, within the meaning of Section 280G of the Code, or (ii) any similar tax imposed by state or local law, or (iii) any interest or penalties with respect to any excise tax described in clause (i) or (ii).

(u)	“Good Reason” means a Participant’s resignation from employment with a Company in accordance with Section 6.15(b) after any of the actions listed below are directed at the Participant without the Participant’s written consent (unless cured prior to such resignation):

(i)	Such Company’s material breach of an Employment Agreement with the Participant, if any;

(ii)	significant and adverse change in duties and responsibilities which results in a change in a Participant’s tier (and adjusting as appropriate for any changes to the Corporation’s system of classifying employees implemented subsequent to the Effective Date) as compared with a Participant’s responsibilities or duties immediately prior to the Change in Control;

(iii)	reduction in a Participant’s Base Salary as compared with the Participant’s Base Salary immediately prior to the Change in Control, except for across-the-board reductions generally applicable to all senior executives;

(iv)	reduction in a Participant’s Target Bonus as compared with the Participant’s Target Bonus in effect immediately prior to the Change in Control, except for across-the-board reductions generally applicable to all senior executives;

(v)	the failure to provide long-term incentive opportunities to the Participant at a level that is generally comparable to all senior executives;

(vi)	reduction in the aggregate value of Section 2.01(u)(iii), (iv) and (v) as compared with such benefits in effect immediately prior to the Change in Control, except for across-the-board reductions of not more than ten percent (10%) generally applicable to all senior executives;

(vii)	reduction in aggregate employee benefits provided to the Participant as compared to the value of aggregate employee benefits provided immediately prior to the Change in Control, except for across-the-board reductions generally applicable to all senior executives;

(viii)	a Company requires the Participant to have the Participant’s principal location of work changed to a location more than fifty (50) miles from the location thereof immediately prior to the Change in Control; or

(ix)	failure of any successor to a Company to assume the Participant’s Employment Agreement or this Plan, as applicable;

provided, however, that a Participant’s right to resign his employment for Good Reason will lapse unless such resignation occurs within sixty (60) days of the event giving rise to Good Reason in accordance with Section 6.15(b) (the “Good Reason Period”). Notwithstanding the foregoing, the lapse of such Participant’s right to resign for Good Reason will only apply to the event giving rise to Good Reason. For the avoidance of doubt, the Participant shall have the right to resign for Good Reason, as provided in this Section 2.01(u), upon the occurrence of a subsequent and independent event giving rise to Good Reason.

(v)	“Good Reason Period” has the meaning set forth in Section 2.01(u).

(w)	“Incumbent Directors” means the individuals who, as of the Effective Date, are Directors of the Corporation, and any individual becoming a Director after the Effective Date whose election, nomination for election by the Corporation’s stockholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(x)	“Initial Term” has the meaning set forth in Section 5.02.

(y)	“JAMS” has the meaning set forth in Section 6.08(a).

(z)	“Parties” has the meaning set fourth in Section 6.08(a).

(aa)	“Participant” means each full-time employee of a Company who is recommended to the Compensation Committee by the Chief Executive Officer for participation in the Plan and whose participation in the Plan has been approved by the Compensation Committee as provided in Article Three and who continues to remain employed by a Company either up through a Change in Control or up to a termination of employment that qualifies as a Pre-CIC Termination, except as otherwise removed from Participation pursuant to Article Three.

(bb)	“Participating Employer” means the Corporation and any Subsidiary of the Corporation that is designated as a Participating Employer under the Plan by the Board, excluding, however, any division of the Corporation or of a Subsidiary or affiliate of the Corporation that is designated by the Board as ineligible to participate in the Plan. Appendix III contains a list of the Participating Employers currently participating in the Plan that have adopted the Plan pursuant to Article Six.

(cc)	“Payment” has the meaning set forth in Section 4.05.

(dd)	“Person” has the meaning set forth in Section 2.01(h)(i).

(ee)	“Plan” has the meaning set forth in Section 1.01, as such may be amended from time to time, or any successor plan, program or arrangement thereto.

(ff)	“Pre-CIC Termination” means the termination of a Participant without Cause if (i) the termination occurs in the six-month period before a Change in Control at the request of a third party in contemplation of a Change in Control, (ii) the Change in Control occurs, and (iii) the termination constitutes a Separation from Service.

(gg)	“Release” means a release of claims and a non-compete agreement and other restrictive covenants in a form provided to the Participant by the Corporation in connection with the payment of benefits under this Plan.

(hh)	“Release Consideration and Revocation Period” means the combined total of the Release Consideration Period and the Release Revocation Period.

(ii)	“Release Consideration Period” means the period of time pursuant to the terms of a Release afforded a Participant to consider whether to sign it.

(jj)	“Release Revocation Period” means the period pursuant to the terms of an executed Release in which it may be revoked by a Participant.

(kk)	“Renewal Term” has the meaning set forth in Section 5.02.

(ll)	“Separation from Service” means “separation from service” from an Employer as described under Code Section 409A and any governing Internal Revenue Service guidance and Treasury regulations. A Participant who is a Board member does not have a Separation from Service until he or she has a Separation from Service with respect to both his or her employment and his or her Board membership. “Employer” means the Corporation and any affiliate with which the Corporation is treated as a single employer under Code Section 414(b) or 414(c), as modified in (i) and (ii) below.

(i)	50 Percent-Owned Entities. In applying Code Sections 1563(a)(1), (2), and (3) to Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears. In applying Treasury Regulation Section 1.414(c)-2 to trades or businesses (whether or not incorporated) that are under common control under Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears.

(ii)	20 Percent-Owned Entities. In addition to (i) above, where the Compensation Committee determines that legitimate business criteria exist with respect to a particular entity, in applying Code Sections 1563(a)(1), (2), and (3) under Code Section 414(b), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears. In applying Treasury Regulation Section 1.414(c)-2 to trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 20 percent” is used instead of “at least 80 percent” each place it appears.

(iii)

Service Level. A Separation from Service occurs when the Participant’s level of services drops to 21 percent or less of the average level of service provided by the Participant over the immediately preceding 36-month period (or if providing services for less than 36 months, that lesser period).

If a Participant’s status changes from an employee to an independent contractor, or from an independent contractor to an employee, services provided in both capacities are taken into account.

(mm)	“Separation Plan” means the Corporation’s Separation Plan as may be amended from time to time or any successor plan, program, arrangement or agreement thereto.

(nn)	“Severance Benefits” means Severance Pay and the other benefits payable to a Participant pursuant to Article Four of the Plan.

(oo)	“Severance Benefits Classification” means a Participant’s severance benefits classification, as specified for the Participant on Appendix I and as set forth on Appendix II.

(pp)	“Severance Pay” means the cash severance payments payable to a Participant pursuant to Section 4.01 of the Plan.

(qq)	“Specified Employee” means a Participant who is a “specified employee” of the Corporation for purposes of Code Section 409A, as administratively determined by the Board of Directors of the Corporation in accordance with the guidance and Treasury regulations issued under Code Section 409A.

(rr)	“STIP” means the Corporation’s short term incentive plan, under Section 8 of the Corporation’s Omnibus Incentive Plan, effective May 8, 2007, as may be amended from time to time, or any successor plan, program or arrangement thereto.

(ss)	“Subsidiary” means any entity in which the Corporation, directly or indirectly, beneficially owns more than fifty percent (50%) of such entity’s equity interest by vote and value.

(tt)	“Target Bonus” means a Participant’s target (i.e., based on 100% attainment of stated objectives) short-term incentive opportunity under the STIP.

(uu)	“Voting Stock” means securities entitled to vote generally in the election of directors.

ARTICLE THREE

ELIGIBILITY AND PARTICIPATION

3.01	Eligibility on the Effective Date

Each full-time employee of the Corporation or a Participating Employer who has been recommended to the Compensation Committee to be a Tier I or Tier II Executive by the Chief Executive Officer and whose participation in the Plan has been approved by the Compensation Committee, as of the Effective Date will be a Participant in the Plan.

3.02	Future Eligibility

Except as provided in the next sentence, each full-time employee of the Corporation or a Participating Employer who is recommended to the Compensation Committee to be a Tier I or Tier II Executive by the Chief Executive Officer will be a Participant in the Plan only if the Compensation Committee approves his or her participation after the Effective Date and before a Change in Control.

3.03	Plan Participants

Appendix I lists, as of the date of this current amendment and restatement of the Plan, the individuals whom the Compensation Committee has designated as Participants in accordance with Sections 3.01 and 3.02.

3.04	End of Participation

At any time prior to the six (6) month period preceding the occurrence of a Change in Control, the Compensation Committee may authorize a Company to provide a Participant with written notice of termination of the Participant’s designation as a Participant in the Plan.

ARTICLE FOUR

SEVERANCE BENEFITS

4.01	Severance Benefits

(a)	Eligibility. A Participant will be eligible for the Severance Benefits described in this Section, subject to the remainder of this paragraph and Section 4.02, if a Change in Control occurs and, during the CIC Severance Protection Period, (a) a Company terminates the Participant’s employment without Cause (b) the Participant voluntarily terminates employment for Good Reason during the applicable Good Reason Period or (c) the Company that employs the Participant ceases to constitute a single employer with the Corporation, as described in the definition of Separation from Service, and such termination of employment or change in status constitutes a Separation from Service. In addition, as a condition of receiving Severance Benefits, the Participant must execute a Release within the Release Consideration Period and deliver it to the Company with the Release Revocation Period expired without revocation.

(b)	Amount, Time, and Form of Benefit. A Participant described in (a) above will be entitled to the following benefits, subject to the conditions described below.

(i)	Pro Rata Target Bonus for Performance Periods Beginning on or Before January 1, 2009. In lieu of any benefit that may be paid under the STIP, the prorated portion of the Participant’s Target Bonus for the year in which the Participant’s Separation from Service occurs (prorated for the portion of the performance period before the Separation from Service date in accordance with the terms of the STIP and related administrative guidelines under the STIP). This amount is payable in a lump sum on the Separation from Service date. A resignation for Good Reason under this Plan is deemed to be a termination without Cause under the STIP.

(ii)	Pro Rata Bonus for Performance Periods Beginning After January 1, 2009. In lieu of any benefit that may be paid under the STIP, a prorated portion of the Participant’s bonus (determined as described below) for the year in which the Participant’s Separation from Service occurs (prorated for the portion of the performance period before Separation from Service date in accordance with the terms of the STIP and related administrative guidelines under the STIP). If the Separation from Service occurs in the same calendar year in which the Change in Control occurs, the prorated bonus will be based on a prorated portion of the Participant’s Target Bonus payable in a lump sum on the Separation from Service date. If the Separation from Service occurs after the calendar year in which the Change in Control occurs, the prorated bonus will be based on a prorated portion of the Participant’s actual bonus for the performance period, based on satisfaction of the pre-established performance targets, payable in a lump sum on the date payments under the STIP are paid to Executives who remain employed but no later than March 15 of the year following the Separation from Service date.

(iii)	CIC Severance Amount. Except as provided in the next sentence, an amount—payable in accordance with (iv) below—equal to: the Participant’s Applicable Multiple (based on the Participant’s Severance Benefits Classification) multiplied by the sum of the Participant’s (x) Base Salary and (y) Target Bonus, in each case, for the year in which the Participant’s termination occurs (“CIC Severance Amount”). If, however, the Participant’s Separation from Service is for Good Reason due to a reduction of the Participant’s Target Bonus under Section 2.01(u)(iv), the Participant’s Target Bonus under this subsection will be the Participant’s Target Bonus in effect immediately before the reduction.

(iv)	Form and Timing of Payment. The CIC Severance Amount under (iii) above is payable at the time and in the form provided in this subsection, subject to the six-month delay for Specified Employees under Section 4.02(b). This amount is composed of two parts: the amount to which the Participant would otherwise be entitled under an Employment Agreement or Separation Plan with respect to Base Salary and annual short term incentive compensation in the absence of this Plan, assuming the conditions resulting in entitlement to such benefits has occurred, (“Base Severance Amount”), and the additional amount, if any, provided under (iii) above (“CIC Enhancement”). These amounts are payable as follows, depending for each individual Participant upon whether the Change in Control is a “change in control event” as defined in the applicable Section 409A Treasury Regulations (“409A CIC”) or not (“Non-409A CIC”).

(A)	409A CIC. All CIC Severance Amounts payable as a result of a 409A CIC are payable in a lump sum. For any Participant whose Separation from Service occurs before a Change in Control under circumstances constituting a Pre-CIC Termination, any CIC Severance Amount payable under this Plan is reduced by amounts previously paid with respect to Base Salary and annual short term incentive compensation under an Employment Agreement or Separation Plan to the Participant for any period after the Separation from Service. The CIC Severance Amount is payable on (x) the Executive’s Separation from Service date; or (y) for a Pre-CIC Termination, the closing date of the 409A CIC, except that if the Release Consideration and Revocation Period ends on or after December 15 of the calendar year in which the Participant incurs a Separation from Service, the CIC Severance Amount is payable on the first business day in the following calendar year.

(B)

Non-409A CIC. All CIC Enhancements payable as a result of a Non-409A CIC are payable in a lump sum. All Base Severance Amounts payable as a result of a Separation from Service in connection with a Non-409A CIC are payable in the form provided under the applicable Employment Agreement or Separation Plan. For any Participant whose Separation from Service occurs before a Change in Control under circumstances constituting a Pre-CIC

Termination, any Base Severance Amount payable under this Plan is reduced by amounts previously paid with respect to Base Salary and annual short term incentive compensation under an Employment Agreement or Separation Plan to the Participant for any period after the Separation from Service. The CIC Severance Amounts are payable (or installment payments will commence) on (x) the Executive’s Separation from Service date; or (y) for a Pre-CIC Termination, the closing date of the Non-409ACIC, except that if the Release Consideration and Revocation Period ends on or after December 15 of the calendar year in which the Participant incurs a Separation from Service, any payments under this section 4.01(b)(iv)(B) that are otherwise payable in the calendar year of the Participant’s Separation from Service shall be paid in a lump sum on the first business day of the following calendar year.

(v)	Health Coverage. A Participant may continue participation at then-existing participation and coverage levels for the Applicable Period following the Separation from Service in the Corporation’s group health and life insurance plans comparable to the terms in effect from time to time for the Corporation’s senior executives, including any co-payment and premium payment requirements, except that: (A) after the Applicable Period expires, the Participant will retain any rights to continue coverage under the group health plans under the benefits continuation provisions pursuant to Section 4980B of the Code and to continue coverage under any life insurance plans by paying the applicable premiums of such plans; (B) the Participant will no longer be eligible to receive the benefits otherwise receivable under this subsection as of the date that the Participant becomes eligible to receive comparable benefits from a new employer or otherwise; and (C) no Company may provide a cash payment in lieu of the benefits provided under this subsection.

(vi)	Outplacement. For a period ending on the last day of the second calendar year following the year in which the Participant’s Separation from Service occurred, the Participant will receive outplacement services from a firm selected by the applicable Company, at the Company’s expense, in an amount not to exceed $35,000. No Company may provide a cash payment in lieu of this outplacement benefit.

(c)	Equity and Long-Term Incentives. This Plan does not affect the vesting or payment of any equity or long-term incentive grants or awards. Unvested equity and other long-term incentives as specified in individual award agreements, if applicable, shall vest and pay with respect to each Participant in accordance with their terms.

(d)

Reimbursements. Any reimbursements by a Company to a Participant of any eligible expenses under this Plan that are not otherwise exempt from Code Section 409A (“Reimbursements”) will be made promptly and, in any event, on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred. The amount of any Reimbursements, and the value of any in-kind benefits not otherwise exempt from Code Section 409A to be provided during any taxable year of a Participant will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other of taxable years of such Participant, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Code Section 105(b). The right to Reimbursements, or in-kind benefits, will not be subject to liquidation or exchange for another benefit.

(e)	Benefits in Lieu of Other Severance. Any Severance Benefits payable under this Section 4.01 will be paid solely in lieu of, not in addition to, any severance amounts payable under an Employment Agreement or Separation Plan on account of the Participant’s termination from employment, except to the extent that the Employment Agreement provides greater benefits than the Severance Benefits under this Plan. If the Employment Agreement provides a greater benefit, that excess amount will be paid in accordance with the Employment Agreement. In no event may there be duplication of benefits under this Plan and any Employment Agreement or Separation Plan.

4.02	Section 409A

(a)	In General. The Company intends that benefits provided under the Plan will not be subject to tax under Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan is to be interpreted and construed consistent with this intent. To the extent that any provision of the Plan were to conflict with section 409A or that the administration of the Plan were to fail to satisfy the requirements of section 409A, that provision will be deemed null and void to the extent permitted by applicable law.

(b)	Distributions. Notwithstanding any provision of the Plan to the contrary, distributions under the Plan may only be made upon an event and in a manner permitted under Code Section 409A. In no event may a Participant, directly or indirectly, designate the calendar year of payment, except as permitted by Code Section 409A. The right to a series of payments under the Plan will be treated as a right to a series of separate payments. If a distribution or benefit subject to Code Section 409A is being made to a Specified Employee due to the Participant’s Separation from Service, distribution or payment will be delayed until the earlier to occur of the Participant’s death or the day that is six months and one day following the Participant’s Separation from Service (the “Delay Period”). The postponed payments will be paid to the Participant on the last day of the Delay Period.

(c)

No Representations or Warranties. The Corporation does not, however, assume any economic burdens associated with Code Section 409A. Although the Corporation intends to administer the Plan to prevent taxation under Code Section 409A, it does not represent or warrant that the Plan complies with any provision of federal, state, local, or non-United States law. The Corporation, its subsidiaries, and their respective directors, officers, employees and advisers will not be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan. And neither the Corporation nor its subsidiaries or affiliates have any obligation to indemnify or otherwise protect any Participant from any obligation to pay taxes under Code Section 409A.

4.03	Forfeiture

Any right of the Participant to receive Severance Benefits hereunder shall be forfeited to the extent of any amounts payable or benefits due after any breach of Section 6.09 by the Participant.

4.04	Legal Fees

All expenses of a Participant incurred in enforcing the Participant’s rights and/or to recover the Participant’s benefits under this Article Four, including but not limited to, attorneys’ fees, court costs, arbitration costs, and other expenses shall be paid by the Corporation. The Corporation shall pay, or reimburse the Participant for such fees, costs and expenses, promptly upon presentment of appropriate documentation, but only if, to the extent and at the earliest date(s) such payment or reimbursement does not violate Code Section 409A.

4.05	Applicable Provisions if Excise Tax Applies

Anything in the Plan to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment or distribution by or on behalf of a Company to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the Excise Tax, but for the application of this sentence, then the Payment shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such Payment, as so reduced, constitutes an “Excess Parachute Payment” within the meaning of Section 280G of the Code; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate Payment to be provided, determined on an after-tax basis (taking into account the Excise Tax imposed, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The fact that the Participant’s right to a Payment may be reduced by reason of the limitations contained in this Section 4.05 shall not of itself limit or otherwise affect any other rights of the Participant other than under the Plan. In the event that a Payment intended to be provided under the Plan is required to be reduced pursuant to this Section 4.05, the Corporation may effect such reduction in any manner it deems appropriate.

(a)

All determinations required to be made under this Section 4.05, including whether an Excise Tax is payable by the Participant and the amount of such Excise Tax, shall be made by the Accounting Firm. The Corporation shall direct the Accounting Firm to submit its determination and detailed supporting calculations to the relevant Company and the Participant within fifteen (15) calendar days after the date of the Participant’s termination, if applicable, and any other such time or times as may be requested by such Company or the Participant. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall, at the same time as it makes such determination, furnish the Participant with an opinion that the Participant has substantial authority not to report any Excise Tax on the Participant’s federal, state, local income or other tax return.

(b)	The Corporation and the Participant shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Corporation or the Participant, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 4.05(a). Any reasonable determination by the Accounting Firm of the type contemplated by Section 4.05(a) (and supported by the calculations done by the Accounting Firm) shall be binding upon such Company and the Participant.

(c)	The federal, state and local income or other tax returns filed by the Participant shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax, if any, payable by the Participant. The Participant shall make proper payment of the amount of any Excise Tax, and upon request, provide to the Corporation true and correct copies (with any amendments) of the Participant’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Corporation, evidencing such filing and payment.

(d)	The Corporation will pay the fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 4.05(a) and Section 4.05(c). If such fees and expenses are initially paid by the Participant, subject to Section 4.02, the Corporation shall reimburse the Participant the full amount of such fees and expenses within ten (10) business days after receipt from the Participant of reasonable evidence of payment.

ARTICLE FIVE

AMENDMENT AND TERMINATION

5.01	Amendment

The Corporation reserves the right to amend, modify or change the Plan, at any time without any Participant’s consent; provided, however, that any amendment, modification or change that adversely affects a Participant’s severance benefits and/or rights will not apply to a Participant if the revision is made within six (6) months prior to, the occurrence of a Change in Control without the Participant’s written consent (and before all payments and benefits hereunder or at or following the occurrence of such Change in Control associated with such Change in Control are paid or made available as set forth herein), except as may be otherwise required to comply with changes in applicable laws or regulations, including as set forth in Section 4.02.

5.02	Termination

The term of the Plan shall be for an initial term of two (2) years commencing on the Effective Date and shall continue through December 31, 2008 (the “Initial Term”); provided, however, that at the end of the Initial Term and on each succeeding anniversary of the Effective Date, the Plan will be automatically extended by an additional one (1) year (each, a “Renewal Term”), unless, not less than one (1) year prior to the end of the Initial Term or any Renewal Term, a Company has given the Participants written notice of nonrenewal. Notwithstanding the foregoing, following the commencement of any discussions with a third party that result in a Change in Control, the Plan shall continue subject to Section 5.01, until the applicable Participating Employer has fully performed all of such Participating Employer’s obligations under the Plan with respect to all Participants, and shall have paid all Severance Benefits under the Plan in full to all Participants.

ARTICLE SIX

MISCELLANEOUS

6.01	Participant Rights

Each Company intends this Plan to constitute a legally enforceable obligation between (A) such Company and (B) each Participant.

It is also intended that the Plan shall confer vested and non-forfeitable rights for each Participant to receive benefits to which the Participant is entitled under the terms of the Plan with Participants being third party beneficiaries.

Except as provided in the definitions of Cause and Good Reason, nothing in this Plan shall be construed to confer on any Participant any right to continue in the employ of any Company or a Subsidiary or affiliate of the Corporation or to affect in any way the right of the Corporation or a Subsidiary or affiliate of the Corporation to terminate a Participant’s employment without prior notice at any time for any reason or no reason.

6.02	Authority of the Compensation Committee

(a)	The Compensation Committee will administer the Plan and have the full authority and discretion necessary to accomplish that purpose, including, without limitation, the authority and discretion to:

(i)	resolve all questions relating to the eligibility of Participants;

(ii)	determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid;

(iii)	engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan;

(iv)	construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document;

(v)	compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan; and

(vi)	resolve all questions of fact relating to any matter for which it has administrative responsibility.

(b)

The Compensation Committee shall perform all of the duties and may exercise all of the powers and discretion that the Compensation Committee deems necessary or appropriate for the proper administration of the Plan, including, but not limited to, delegation of any of its duties to one or more authorized officers, and shall do so in a uniform, nondiscriminatory manner.

(c)	Any failure by the Compensation Committee to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Compensation Committee’s authority to apply such provisions thereafter. Every interpretation, choice, determination or other exercise of any power or discretion given either expressly or by implication to the Compensation Committee shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Compensation Committee to reconsider and redetermine such action.

(d)	Any decision rendered by the Compensation Committee and any review of such decision shall be limited to determining whether the decision was so arbitrary and capricious as to be an abuse of discretion. The Compensation Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof.

6.03	Claims Procedure

(a)	With respect to any claim for benefits which are provided exclusively under this Plan, the claim shall be approved or denied by the Compensation Committee within sixty (60) days following the receipt of the information necessary to process the claim. If the Compensation Committee denies a claim for benefits in whole or in part, it will give written notice of the decision to the claimant or the claimant’s authorized representative, which notice will set forth in a manner calculated to be understood by the claimant, stating the specific reasons for such denial, make specific reference to the pertinent Plan provisions on which the decision was based, and provide any other additional information, as applicable, required by 29 Code of Federal Regulations Section 2560.503-1 applicable to the Plan.

(b)	With respect to any claim for benefits which, under the terms of the Plan, are provided under another employee benefit plan maintained by a Company, the Compensation Committee shall determine claims regarding the Participant’s eligibility under the Plan in accordance with the preceding paragraph, but the administration of any other claim with respect to such benefits (including the amount of such benefits) shall be subject to the claims procedure specified in such other employee benefit plan or program.

Appeals with respect to any claim for benefits which, under the terms of the Plan, are provided under another employee benefit plan maintained by a Company (e.g., group health, life insurance, etc.), shall be subject to the claims and appeals procedure specified in such other employee benefit plan.

6.04	Records and Reports

The Compensation Committee will maintain adequate records of all of their proceedings and acts and all such books of account, records, and other data as may be necessary for administration of the Plan. The Compensation Committee will make available to each Participant upon the Participant’s request such of the Plan’s records as pertain to him for examination at reasonable times during normal business hours.

6.05	Reliance on Tables, Etc.

In administering the Plan, the Compensation Committee is entitled to the extent permitted by law to rely conclusively upon all tables, valuations, certificates, opinions and reports which are furnished by accountants, legal counsel or other experts employed or engaged by the Compensation Committee. The Compensation Committee will be fully protected in respect of any action taken or suffered by the Compensation Committee in good faith reliance upon all such tables, valuations, certificates, reports, opinions or other advice. The Compensation Committee is also entitled to rely upon any data or information furnished by a Participating Employer or by a Participant as to any information pertinent to any calculation or determination to be made under the provisions of the Plan, and, as a condition to payment of any benefit under the Plan the Compensation Committee may request a Participant to furnish such information as it deems necessary or desirable in administering the Plan.

6.06	Availability of Plan Information and Documents

Any Participant having a question concerning the administration of the Plan or the Participant’s eligibility for participation in the Plan or for the payment of benefits under the Plan may contact the Compensation Committee and request a copy of the Plan document. Each Participating Employer will keep copies of this Plan document, exhibits and amendments hereto, and any related documents on file in its administrative offices, and such documents will be available for review by a Participant or a designated representative of the Participant at any reasonable time during regular business hours. Reasonable copying charges for such documents will be paid by the party requesting copies.

6.07	Expenses

All Plan administration expenses incurred by the Compensation Committee shall be paid by the Corporation and all other administration expenses incurred by a Company shall be paid by such Company.

6.08	Dispute Resolution

(a)

If the Participant and any Company (collectively, the “Parties”) are unable to resolve any controversy or claim arising out of or in connection with this Plan or breach thereof, either Party shall refer the dispute to binding arbitration, which shall be the exclusive forum of resolving such claims. Such arbitration will be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures and governed by

Kansas law. The arbitration shall be conducted by a single arbitrator selected by the Parties according to the rules of JAMS. If the Parties fail to agree on the selection of the arbitrator within thirty (30) days after either the Participant or such Company’s request for arbitration, the arbitrator will be chosen by JAMS. The arbitration proceeding shall commence on a mutually agreeable date within ninety (90) days after the request for arbitration, unless otherwise agreed by the Parties, and in the location where the Participant worked during the six (6) months immediately prior to the request for arbitration to the extent such location is Kansas or Virginia, and if not, the location will be Kansas, unless the Parties agree otherwise.

(b)	Such Company shall reimburse the Participant for legal fees and expenses incurred in connection with a dispute resolved under this Section 6.08. The arbitrator shall not have authority to award attorneys’ fees or costs to either of the Parties in any manner not consistent with this Section 6.08(b).

(c)	The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a party in a court of law. The arbitrator’s award is limited by and must comply with the terms of the Plan, including without limitation, Section 6.02(d) and applicable federal, state, and local laws. The decision of the arbitrator shall be final and binding on the Parties.

6.09	Continued Cooperation

(a)	Following termination of the Participant’s employment, the Participant shall cooperate fully with the Corporation and with the Corporation’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving any Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Participant’s employment by any Company. This cooperation by the Participant will include, but not be limited to:

(i)	making himself reasonably available for interviews and discussions with the Corporation’s counsel as well as for depositions and trial testimony;

(ii)	if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore as and to the extent that the Corporation or the Corporation’s counsel reasonably requests;

(iii)	refraining from impeding in any way the Corporation’s prosecution or defense of such litigation or administrative proceeding; and

(iv)	cooperating fully in the development and presentation of the Corporation’s prosecution or defense of such litigation or administrative proceeding.

(b)

The Participant will be reimbursed by the Corporation for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is necessary), incurred in connection with any cooperation, consultation and advice rendered under this Section 6.09. The

Participant shall not unreasonably withhold the Participant’s availability for such cooperation, consultation and advice.

6.10	Adoption Procedure for Participating Employer

(a)	Any Subsidiary of the Corporation may become a Participating Employer under the Plan provided that (i) the Board approves the adoption of the Plan by such Subsidiary and designates such Subsidiary as a Participating Employer in the Plan and (ii) by appropriate resolutions of the board of directors or other governing body of such Subsidiary, such Subsidiary agrees to become a Participating Employer under the Plan and also agrees to be bound by any other terms and conditions which may be required by the Board or the Compensation Committee, provided that such terms and conditions are not inconsistent with the purposes of the Plan.

(b)	A Participating Employer may withdraw from participation in the Plan, subject to approval by the Compensation Committee, by providing written notice to the Compensation Committee that withdrawal has been approved by the board of directors or other governing body of the Participating Employer; provided, however, following the commencement of any discussion with a third party that ultimately results in a Change in Control, the Compensation Committee shall have no authority to approve the withdrawal of any Participating Employer until such time as the Corporation and each Subsidiary of the Corporation (as appropriate) shall have fully performed all of their obligations under the Plan with respect to all Participants, and shall have paid all Severance Benefits under the Plan in full to all Participants. The Board may at any time remove a Participating Employer from participation in the Plan by providing written notice to the Participating Employer that it has approved removal; provided, however, following the commencement of any discussion with a third party that ultimately results in a Change in Control, the Board shall have no authority to remove or approve the withdrawal of any Participating Employer until such time as the Corporation and each Subsidiary of the Corporation (as appropriate) shall have fully performed all of their obligations under the Plan with respect to all Participants, and shall have paid all Severance Benefits under the Plan in full to all Participants. The Board will act in accordance with this Article pursuant to unanimous written consent or by majority vote at a meeting.

6.11	Effect on Other Benefits

Except as otherwise provided herein, the Plan shall not affect any Participant’s rights or entitlement under any other retirement or employee benefit plan offered to him by the Corporation or a Subsidiary or affiliate of the Corporation (as appropriate) as of the date of the Participant’s termination of employment.

6.12	Successors

The Plan shall be binding upon any successor in interest of any Company and shall inure to the benefit of, and be enforceable by, the Participant’s assigns or heirs.

6.13	Construction

In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Headings of sections and subsections of the Plan are for convenience only and are not intended to modify or affect the meaning of the substantive provisions of the Plan. Unless otherwise stated, references to Sections are references to Sections of this Plan.

6.14	References to Other Plans and Programs

Each reference in the Plan to any plan, policy or program, the Plan or document of the Corporation or a Subsidiary or affiliate of the Corporation shall include any amendments or successor provisions thereto without the necessity of amending the Plan for such changes.

6.15	Notices

(a)	General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, (i) mailed notices shall be addressed to the Participant at the Participant’s home address which was most recently communicated to the Corporation in writing or (ii) in the case of a Participant who is an employee, distributed to the employee at his or her place of employment in compliance with 29 Code of Federal Regulations Section 2520.104b-1(c). In the case of any Company, mailed notices shall be addressed to the Corporation’s corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

(b)	Notice of Termination. Any notice of Cause by a Company or by the Participant for Good Reason shall be communicated by a notice of termination to the other party given in accordance with this Section 6.15. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision so indicated, and shall specify the Participant’s date of termination.

6.16	No Duty to Mitigate

The Participant shall not be required to mitigate the amount of any payment contemplated under this Plan, nor shall such payment be reduced by any earnings that the Participant may receive from any other source, except as provided in this Plan. The Participant’s coverage under any medical, dental, vision and employee life insurance plans will terminate as of the date that the Participant becomes eligible for comparable benefits of another employer.

6.17	Withholding of Taxes

Any Company will withhold from any amounts payable under this Plan all federal, state and local tax or other taxes as such Company is required to withhold pursuant to any law or government regulation or rule.

6.18	Governing Law and Choice of Forum

(a)	Except to the extent that the Plan may be subject to the provisions of ERISA, the Plan will be construed and enforced according to the laws of the State of Kansas, without giving effect to the conflict of laws principles thereof.

(b)	Except as otherwise required by ERISA, every right of action by a Participant with respect to the Plan shall be barred after the expiration of three (3) years from the date of termination of employment or the date of receipt of the notice of denial of a claim for benefits or eligibility, if earlier. If ERISA’s limitation on legal action does not apply, the laws of the State of Kansas with respect to the limitations of legal actions shall apply and the cause of action must be brought within the limitations provided under the laws of the State of Kansas.

6.19	Validity/Severability

If any provision of this Plan or the application of any provision to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid. To the extent any provisions held to be invalid or unenforceable cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Plan will be binding on the Parties and their successors and assigns as if such invalid or illegal provisions were never included in this Plan from the first instance.

6.20	Survival of Provisions.

Notwithstanding any other provision of this Plan, the Parties’ respective rights and obligations under Sections 4.02, 6.01, 6.08, 6.09 and 6.10 will survive any termination or expiration of this Plan or the termination of the Participant’s employment for any reason whatsoever.

APPENDIX I

PLAN PARTICIPANTS

As of December 15, 2008

The list of Participants and Tier Level is on file with Sprint Nextel’s Human Resources department.

NAME	SEVERANCE BENEFIT CLASSIFICATION

APPENDIX II

APPLICABLE BENEFITS AND PERIODS

As of December 15, 2008

Severance Benefits Classification	Applicable Multiple	Applicable Period
Tier I Executive	2	2 Years
Tier II Executive	1.5	1.5 Years

APPENDIX III

PARTICIPATING EMPLOYERS

As of December 15, 2008

Nextel Communications, Inc.
Nextel South Corp.
Nextel of Texas, Inc.
Nextel Communications of the Mid-Atlantic, Inc.
Nextel West Corp.
Nextel West Services LLC
Nextel of California, Inc.
Nextel of New York, Inc.
Nextel Systems Corp.
US Telecom, Inc.
UCOM, Inc.
AirGate PCS, Inc. Alamosa Missouri, LLC
Alamosa Wisconsin Limited Partnership Southwest PCS, L.P. SPCS Caribe Inc.
Sprint International Caribe, Inc.
Sprint/United Management Company
Sprint Nextel Corporation
Texas Telecommunications, LP
UbiquiTel Operating Company
Washington Oregon Wireless, LLC